EXHIBIT 10.2

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 31, 2004, by and between METAMORPHIX, INC., a Delaware corporation with its principal place of business at 8510 A Corridor Road, Savage Maryland 20763 (hereinafter referred to as the “Employer”) and THOMAS P. RUSSO, a Maryland resident (hereinafter referred to as the “Employee”).

     NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations, and warranties of Employer and Employee, each to the other made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby covenant, promise, agree, represent, and warrant, as follows:

     SECTION 1. EMPLOYMENT.

          1.1. Engagement of Employment. Employer hereby employs Employee, and Employee accepts such employment, on an “at will” basis, as Employer’s Chief Financial Officer and Executive Vice President of Finance as of Tuesday, June 1, 2004, and Employee agrees to render such duties as are set forth in Section 1.2, subject to the terms and conditions of this Agreement.

          1.2. Duties. During Employee’s employment under this Agreement, Employee shall render to the best of Employee’s ability, on behalf of Employer, on an exclusive basis, and at the direction of Employer, services as Employer’s Chief Financial Officer and Executive Vice President of Finance, and such other duties as the Board of Directors or the President and CEO shall direct. In particular, subject to oversight and direction of the President and CEO, Employee as Chief Financial Officer and Executive Vice President of Finance shall:

          (a) be primarily responsible for organizing and managing all of Employer’s financial functions (with a primary emphasis during the first six to twelve months to lead the Company successfully through an Initial Public Offering or other substantial financing);

          (b) manage Employer’s relationship with its accountants and auditor (developing and maintaining effective tax planning, reporting, and compliance strategies), accomplish timely annual audited financial statements and quarterly reviews (including the completion of the 2003 audit), and assist the Audit Committee of the Board of Directors;

          (c) oversee Employer’s Vice President of Finance/Treasurer and, with the assistance of such officer, oversee cash management, accounts payable, payroll, and banking relationships;

          (d) develop a clear and comprehensive grasp of Employer’s businesses and products and provide strong leadership and focus to all company financial endeavors (and providing the President and CEO and the Board of Directors with regular forecasts, updates, and reports);

          (e) develop and maintain credibility and relationships with the investment banking/Wall Street communities;

          (f) drive the investor relations functions, develop appropriate and effective investor relations polices and procedures for internal management and staff, and ensure comfort and compliance in implementing them;

          (g) be available as “first call” contact for appropriate investors;

          (h) provide strategic counsel to the President and CEO regarding Employer’s growth prospects and bring financial creativity and a thorough, highly analytical mind-set to the corporate planning process;

          (i) support the business development function, particularly in providing due diligence leadership in evaluating, negotiating, acquiring, and successfully integrating appropriate strategic acquisitions;

          (j) fine-tune development and implementation of company financial and accounting policies, maintain financial control within these guidelines; maintain familiarity with FASB and SEC requirements;

          (k) provide leadership in preparation of company-wide budgeting, modeling, and information reporting, provide pro active leadership in upgrading and modernizing management information/control systems, and put out good information in a readily useful format on a timely basis;

          (1) structure the finance function ahead of the business needs curve of Employer; build a culture that will draw creative, capable financial managers, and create a context in which others can succeed; and

          (m) perform such other managerial and operational functions within or outside the scope of the above-referenced services as may be requested from time to time by the President and CEO (e.g., until a COO is in place, oversee the Human Resource, Facility Management, and other operational functions).

Employee shall report to Employer’s President and CEO.

     1.3. Exclusivity. Employee shall not pursue other employment, consulting, or professional endeavors during his employment (except with the express prior written consent of the President and CEO in his discretion).

     1.4. Employer Responsibilities. Employer shall provide Employee with suitable office space, equipment, and support, including access to telephone, facsimile, photocopying, and any other equipment and support reasonably required for the Employee to perform his duties as set forth in Section 1.2 of this Agreement.

          1.5. Indemnification. Employee, as an officer of Employer, shall be indemnified by Employer if, as, and when required in accordance with Article V of Employer’s By-Laws and Delaware law.

     SECTION 2. COMPENSATION.

          2.1. Salary. Employer shall pay Employee (in addition to any benefits provided for in this Agreement) a base annual salary (the “Annual Salary”), payable monthly (or other regular pay period) in arrears, and subject to customary payroll deductions in accordance with the general practice of Employer. The Annual Salary, as of the date of this Agreement, shall be Two Hundred Fifty Thousand Dollars ($250,000).

          2.2 Bonus Compensation. In addition to the Annual Salary provided for by Section 2.1, subject to customary payroll deductions in accordance with the general practice of Employer, Employer shall pay Employee additional compensation in the form of an annual bonus (the “Annual Performance-Based Bonus”) as follows:

          (a) Amount. Employee and Employer’s President and CEO shall establish challenging performance-based goals relating to Employee’s and Employer’s performance, as soon as is practicable, for the remainder of 2004 and, in each December, for each following calendar year (the “Performance Goals”). Employer shall pay Employee an Annual Performance-Based Bonus, in cash, of up to thirty percent (30%) of the Annual Salary upon achieving (in the judgment of the President and CEO, after consultation with the Compensation Committee of the Board of Directors) all stated portions of the Performance Goals;

          (b) Payment. Payment of the Annual Performance-Based Bonus earned with respect to a particular calendar year shall be payable as of March 1 of the following year (or upon such later, appropriate date if the applicable Performance Goals are based upon financial reports not then received); and

          (c) Other. If Employee is not employed by Employer as of December 31 of any calendar year and/or if Employee is in default of any material term of this Agreement, then Employer may, in its sole discretion, discontinue or reduce any and all payments attributable to the Annual Performance-Based Bonus.

     SECTION 3. BENEFITS. Employee shall be provided with at least such health, dental, disability, life insurance, 401k Plan participation, and other benefits as may be provided to comparable executive-level employees of Employer (other than any benefits given only to the President and CEO) from time to time. At a minimum, however, assuming the insurability of Employee at standard rates, Employer will provide Employee with life insurance coverage equal to three (3) times your annual salary (but with such insurance not exceeding $750,000) and, if obtainable from admitted carriers, will provide in any event at least $200,000 of coverage.

     SECTION 4. VACATION LEAVE. PERSONAL LEAVE. SICK LEAVE. AND HOLIDAYS.

          4.1. Vacation, Personal, and Sick Leave. Employee shall be entitled to “Vacation” and “Personal Leave” during each calendar year as set forth in this Section 4.1 and as follows:. twenty (20) working days for “Vacation” and three (3) working days for “Personal” Leave during each twelve (12) month period during which Employee is employed under this Agreement. Vacation and Personal Leave shall be used for all vacation, personal leave, excess sick leave, and any other time during which Employee is not required to perform the duties set forth in Section 1. Employee shall take Employee’s Vacation and Personal Leave at such time or times in accordance with the policy of Employer so as not to disrupt the Employer’s operations. Employee shall also be entitled to up to such number of days of “Sick Leave” as may be set in accordance with Employer’s Sick Leave Policy. During Employee’s Vacation, Personal, and Sick Leave, the Annual Salary, and all benefits paid and provided pursuant to this Agreement, shall be paid and provided in full. Unused Vacation, Personal, and Sick Leave for any given year that has not been taken by Employee is subject to current Company policies.

          4.2. Holidays. In addition to Personal Leave, Employee shall be entitled to New Year’s Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, three additional floating holidays, and such other holidays as are recognized by Employer in accordance with applicable federal, state, or local laws and as are offered to comparable employees of Employer.

     SECTION 5. BUSINESS EXPENSES. Employee is authorized to incur reasonable expenses, including travel expenses, in connection with Employee’s exercise of Employee’s duties under this Agreement. It is intended by Employer and Employee that all such expenses shall be ordinary and necessary expenses incurred in connection with the duties of Employee under this Agreement. Employer may establish guidelines, budgets, preapproval requirements, and restrictions pertaining to Employee’s authorization to incur business expenses on behalf of Employer and Employee shall comply with all Employer policies relating to the authorization and verification of such expenses.

     SECTION 6. CONFIRMATION OF “AT WILL” EMPLOYMENT AND TERMINATION.

          6.1. “At Will” Employment. Employee acknowledges and confirms that he is an “at will” employee and that his employment, notwithstanding any provision of this Agreement, may be terminated at any time by Employer, with or without cause. Employee shall adhere to and obey all Employer policies as they now exist and. as they may be adopted and amended from time to time.

          6.2. Severance Pay. Upon termination due to a reduction in work force, a job elimination, or other reasons “without cause,” Employer shall provide Employee with severance pay as set forth in the “Severance Requirements,” attached hereto as Exhibit A and which are incorporated herein by reference, which Severance Requirements, to the extent in conflict with this

Section 6.2, shall be overridden by this Section 6.2. Employer shall also provide such severance pay to Employee if Employee resigns “for good reason,” namely only the following (if occurring without Employer’s express written consent):

          (a) making any material change in Employee’s duties not generally consistent with Employee’s scope of duties as set forth in Section 1.2, that is not rescinded within thirty (30) days after Employee has given the Chief Executive Officer written notice of such change;

          (b) requiring Employee to be based at any office or location more than one hundred (100) miles from the office at which Employee is based at the beginning of his employment, i.e., in Savage, Maryland (except for any location to which Employee and the Chief Executive Officer agree), except for travel reasonably required in the performance of Employee’s responsibilities;

          (c) failing to comply (other than a failure to make payments) with any of the material provisions of this Agreement, which .change or failure, as the case may be continues unremedied for thirty (30) days, after Employee has given the Chief Executive - Officer written notice of such change or failure which notice specifies in detail the change or failure, as the case may be;

          (d) requiring that Employee take any act (or omission to act), on behalf of Employer or otherwise, that would, in the reasonable judgment of counsel to Employee, result in a violation of any law; and

          (e) the failure to have customary Directors and Officers Liability Insurance in place for more than ten (10) days following written notice of such failure to the Chief Executive Officer.

          6.3. Termination by Employee. Employee may terminate this Agreement at any time upon at least two (2) weeks advance written notice. In the event Employee terminates this Agreement, except as expressly set forth in Section 6.2, Employee shall have no right to severance pay or accelerated vesting of stock options (other than in accordance with such resolutions as the Board of Directors or its Compensation Committee may adopt from time to time).

     SECTION 7. INCENTIVE STOCK OPTION AGREEMENT. Contemporaneously with this Agreement, Employer has granted Employee the opportunity to purchase shares of Employer’s common stock, pursuant to Employer’s 1996 Employees’ Incentive Stock Option Plan, as amended from time to time, and a Stock Option Agreement between Employer and Employee, a copy of which is attached hereto as Exhibit B and incorporated herein by reference. Employee’s Stock Option Agreement does not obligate Employee to exercise his options to purchase stock of Employer nor obligates Employer to continue Employee’s employment.

     SECTION 8. NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT. As a condition of Employee’s employment, Employer and Employee have entered into a Non-Disclosure and Confidentiality Agreement, a copy of which is attached hereto as Exhibit C and incorporated herein by reference.

     SECTION 9. CONSTRUCTION OF AGREEMENT: CHOICE OF LAW, SEVERABILITY, AND NUMBER. This Agreement was made in the State of Maryland. The validity, legality, and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of Maryland. If any provision contained in this Agreement cannot be enforced to its fullest extent, then such provision shall be enforced to the maximum extent permitted by law, and Employer and Employee consent and agree that such provision may be judicially modified accordingly in any proceeding brought to enforce such provision. The invalidity, illegality, or inability to enforce any provision of this Agreement shall not affect or limit the validity and enforceability of any other provision hereof. Where context requires, the plural shall include the singular and vice versa.

     SECTION 10. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, by hand delivery with a signed returned copy, or by delivery of a nationally recognized overnight delivery service, and addressed as follows:

If intended for Employer:	MetaMorphix, Inc.
8510A Corridor Road
Savage, Maryland 20763
Attn: Director of Human Resources

with a copy to:	William E. Carlson, Esquire
Shapiro Sher Guinot & Sandler
2000 Charles Center South
36 South Charles Street
Baltimore, Maryland 21201

If intended for Employee:	Thomas P. Russo
8504 Bradley Boulevard
Bethesda, Maryland 20817

If, however, a party furnishes another party with notice of a change of address, as provided in this Section, then all notices and communications thereafter shall be addressed as provided in such notice.

     SECTION 11. ENTIRE AGREEMENT. This Agreement, which is the product of a negotiation between Employer and Employee, the Incentive Stock Option Agreement, and the Non-Disclosure and Confidentiality Agreement contain the entire understanding between Employer and Employee with respect to matters set forth herein and therein and supersede all other oral and written agreements or understandings between them with respect to matters set forth herein and therein (including, but not limited to that May 10, 2004 offer letter). No modification or addition hereto or waiver or cancellation of any provision shall be valid except as provided in a writing signed by the party against whom such modification, addition, waiver, or cancellation is being enforced.

     IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement as of the day and year first above written.

[SEAL]
METAMORPHIX, INC.
ATTEST:

William E. Carlson, Secretary

WITNESS :

By:

Edwin C. Quattlebaum, Ph.D., President and CEO

(SEAL) Thomas P. Russo

EXHIBIT A

METAMORPHIX, INC.

Severance Requirements

This policy applies to all full-time Vice Presidents and Officers not covered by a separate agreement.

All employees who leave MetaMorphix will be treated in a fair and equitable manner. This policy will provide procedural guidelines to ensure consistent and uniform practices.

If an employee resigns, he/she is expected to provide sufficient written notice to the Company (a minimum of 2 weeks). Regardless of notification, resigning employees are not entitled to receive severance benefits described in this section. Insufficient notice will result in the employee being ineligible for re-employment. An employee’s manager is responsible for notifying the Director of Human Resources of the employee’s decision to leave the Company.

An employee who desires to retire should notify his/her manager in writing of the decision at least 90 days prior to the effective date of the retirement. This letter should be forwarded to the Director of Human Resources, who will advise the employee of his benefits. Retiring employees are not entitled to receive severance benefits as described in this section.

Before an employee may be discharged, the employee’s supervisor must review the circumstances with the Director of Human Resources and obtain the approval of the company President. All discharges must also be discussed with and reviewed by the Corporate Attorney.

In the event of a reduction in force or an organizational change, selection of individuals for termination will be based on the following criteria: past job performance, skills and experience relative to available positions, and finally, length of service. Additionally, MMI does not discriminate in employment opportunities, nor will termination or reduction in work force be based on race, color, religion, sex, sexual orientation, national origin, age, disability, or any other characteristic protected by law.

Severance pay will only be paid to those employees who have been terminated as a result of a reduction in force, a job elimination, and/or for other reasons without cause (and where the Company has not offered the employee a reasonably comparable position). Severance payments would likewise not be applicable in instances where termination of employment from the Company is caused by the sale of assets, operations, or products to another concern and the employee is offered employment by such concern in a reasonably comparable position.

Severance Schedule

When employees are terminated due to a reduction in work force, due to job elimination, or for other reasons without cause, the following schedule of severance payments will be applicable:

Years of Service	MMI Vice Presidents and Officers
1 month to 5 months	1 month for each month of service
6 months to 11 months	6 months
1 year and over	12 months*

* Plus up to an additional 3 months, if the employee has not obtained another position at an equal or greater level of compensation.

The amount payable will be calculated based on the employee’s straight-time salary rate. These monies will be paid on regular pay days for the duration of the severance period.

Should an employee be terminated for cause, any consideration for severance shall be at the sole discretion of the company chief executive officer. Employees tendering resignations are not eligible for severance pay.

The Company’s group health, dental, and life insurance coverage (to the extent permitted by any health, dental, group life, or other plan) will continue for the duration of the severance period, as long as the appropriate, payroll deductions continue. The employee will receive pay for any unused vacation/personal benefits in addition to the above-scheduled severance, and will continue to contribute to the 401K during the severance period, if so desired.

Whenever possible, two weeks notice will be given to employees who are being terminated. If the termination is effective immediately, the employee will be given an additional two week’s pay in lieu of notice.

Employees are responsible for all MMI property, materials, or written information issued to them or in their possession or control. Employees on or before their last day of work must return all MMI property

EXHIBIT B

METAMORPHIX, INC.
Incentive Stock Option Agreement

     This Incentive Stock Option Agreement certifies that, pursuant to the MetaMorphix, Inc. Amended and Restated 1996 Employee Incentive Stock Option Plan (the “Plan”), the Board has granted an option to purchase shares of Common Stock of MetaMorphix, Inc. as stated below. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan.

Optionee:	Thomas P. Russo

Optionee’s address:	8504 Bradley Boulevard Bethesda, Maryland 20817

Social Security No.:

Up to Three Hundred Fifty Thousand (350,000) shares of Common Stock (the “Option Shares”)

Option Shares:

Per Share Exercise Price:	$3.75 per share

Grant Date:	June 1, 2004

Expiration Date:	The tenth anniversary of the Grant Date.

Summary Vesting Schedule:	25% of the Option Shares each year over four years, with vesting quarterly during the first year and, thereafter, in equal monthly installments over the following 36 months.

     This Agreement is subject to the Employment Agreement of even date between Employer and Employee.

METAMORPHIX, INC.

/s/ Edwin C. Quattlebaum, Ph.D.

Dated: As of June 1, 2004	By:	(SEAL) Edwin C. Quattlebaum, Ph.D., President and CEO

     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 1996 Employee Incentive Stock Option Plan and agrees to be bound by the terms of such Plan.

OPTIONEE:

Thomas P. Russo

Terms and Conditions of Incentive Stock Option Agreement

     1. Grant of Option. MetaMorphix, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee, as of the applicable Grant Date, an option, pursuant to the Plan, to purchase an aggregate number of shares (the “Option Shares”) of the Company’s common stock (the “Common Stock”), at the Per Share Exercise Price, purchasable as set forth in and subject to the terms and conditions of this option and the Plan. Except where the context otherwise requires, the term “Company” shall include all future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

     2. Incentive Stock Option. This option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, and, as such, is subject to the requirements and limitations contained in Section 11 of the Plan (particularly Section 11(c) of the Plan in respect to the “$100,000” limitation).

3. Exercise of Option and Provisions for Termination.

          (a) Vesting Schedule. Except as otherwise provided in this Agreement, the option for the Option Shares may be exercised prior to the tenth anniversary of the Grant Date (hereinafter the “Option Expiration Date”) and shall vest (provided Optionee is then an employee) in installments as follows: (i) 25% of the Option Shares per year over four years, (ii) in quarterly installments during the first year (i.e., on September 16, December 16, March 16, and June 16, respectively), and (iii) thereafter, in equal monthly installments, vesting on the sixteenth day of each month, over the remaining 36 months. No fractional shares of Common Stock shall be issued upon conversion of this Option, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional shares shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share. The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Option Expiration Date or the earlier termination of this option. This option may not be exercised at any time on or after the Option Expiration Date, except as otherwise provided in Section 3(e) below.

          (b) Exercise. Subject to the conditions set forth in this Agreement and the Plan, this option shall be exercised by the Optionee’s delivery of written notice of exercise to the Treasurer of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full accordance with Section 4 hereof. Such exercise shall be effective upon receipt by the Treasurer of the Company of such written notice together with the required payment. The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

          (c) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3 and Section 11(d) of the Plan, this option may not be exercised unless the

Optionee, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee of the Company (an “Eligible Optionee”).

          (d) Termination of Relationship with the Company. If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate six months after such cessation (but in no event after the Expiration Date applicable to such option), provided that this option: (i) shall be intended to remain an incentive stock option only for a period of three months after such cessation, and (ii) shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Optionee, prior to the Option Expiration Date, materially violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Optionee and the Company, the right to exercise the options granted under this Agreement shall terminate immediately upon such violation.

          (e) Exercise Period Upon Death or Disability. If the Optionee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Option Expiration Date while he or she is an Eligible Optionee, or if the Optionee dies within three months after the Optionee ceases to be an Eligible Optionee (other than as the result of a termination of such relationship by the Company for “cause” as specified in paragraph (f) below), this option shall be exercisable, within the period of three months following the date of death, and within the period of one year following the disability, of the Optionee (whether or not such exercise occurs before the applicable Expiration Date), by the Optionee or by the person to whom this option is transferred by will or the laws of descent and distribution, provided that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his or her death or disability. Except as otherwise indicated by the context, the teen “Optionee”, as used in this option, shall be deemed to include the estate of the Optionee or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Optionee.

          (f) Discharge for Cause. If the Optionee, prior to the Option Expiration Date, is discharged by the Company for “cause” (as defined below for the purposes of this Agreement), the right to exercise this option shall terminate immediately upon such cessation of employment. “Cause” shall mean willful misconduct by the Optionee or willful failure to perform his or her responsibilities in the best interests of the Company (including, without limitation, breach by the Optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionee and the Company), as determined by the Board of Directors of the Company, which determination shall be conclusive. The Optionee shall be considered to have been discharged “for cause” if the Company determines, within thirty (30) days after the Optionee’ s resignation, that discharge for cause was warranted.

     4. Purchase Price.

          (a) General. Subject to Section 2.2 of the Plan, the purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors, provided, however, that the exercise price shall not be less than 100% of the fair market value of such stock, as determined by the Board of Directors, at the time of grant of such option, or less than 110% of such fair market value in the case of options described in Section 11(b) of the Plan.

          (b) Method of Payment. Options granted under the Plan may provide for the payment of the exercise price by delivery of-0) cash or a check to the order of the Company in an amount equal to the exercise price of such options, (ii) shares of Common Stock of the Company already owned by the Optionee having a Fair Market Value equal in amount to the exercise price of the options being exercised, (iii) written direction from the Optionee to exercise the options on a net basis (“cashless exercise”) whereupon the number of shares of Common Stock issued upon such exercise shall be reduced by that number of shares which have an aggregate Fair Market Value equal to the requisite aggregate Exercise Price, (iv) a promissory note of the Optionee payable on such terms (as are specified by the Board of Directors) which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations, or (v) any combination of the aforementioned methods or by any other means deemed acceptable by the Board of Directors. For purposes hereof, the term “Fair Market Value” shall mean (1) if the Common Stock is then traded on any national securities exchange or the Nasdaq National market, the average closing price for the Company’s Common Stock for the last ten (10) trading days prior to the Exercise Date, or (2) if not so traded, the good faith determination of the Board of Directors of the Company.

     5. Delivery of Shares: Compliance with Securities Law. Etc.

          (a) General. The Company shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

          (b) Listing, Qualification, Etc. This option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon or with any securities exchange or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors (or an opinion of counsel has been obtained that such registration, qualification, consent, or approval is not necessary). Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification, or disclosure, or to satisfy such other condition.

     6. Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred by will or the laws of descent and distribution. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

     7. No Special Employment or Similar Rights. Nothing contained in the Plan or this option shall be construed or deemed by an person under any circumstances to bind the Company to continue the employment or other relationship of the Optionee with the Company for the period within which this option may be exercised.

     8. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

     9. Adjustment Provisions.

          (a) General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 14 of the Plan.

          (b) Board Authority to Make Adjustments. Any adjustments under this Section 9 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to this option on account of any such adjustments.

     10. Merger, Consolidation, Asset Sale. Liquidation, etc. In the event of (a) a “Change of Control” of the Company as a result of a merger, consolidation, or any other event or series of events or (b) a sale or other disposition by the Company of all or substantially all of the assets of the Company, each option under the Plan shall terminate simultaneously with the happening of such event; provided, however, the Company will issue a “Notice of Termination” to the optionee with respect to the options granted hereunder. Such notice shall give the optionee the right, for a period of thirty (30) days after the date of the Notice, to exercise all of the Option Shares granted to the optionee pursuant to the Plan; provided, however, that the vesting of any and all options previously granted to the optionees shall be automatically accelerated as of the date immediately prior to the sending of the Notice of Termination. For purposes of this Section 10, the term “Change of Control” shall mean a transaction in which more than fifty percent (50%) of the voting power of the Company is transferred to a third party.

     11. Withholding Taxes. The Company’s obligation to deliver shares upon the exercise of this option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

     12. Investment Representations: Legends.

          (a) Representations. The Optionee represents, warrants and covenants that:

               (i) Any shares purchased upon exercise of this option shall be acquired for the Optionee’s account for investment only, and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

               (ii) The Optionee has had such opportunity as he or she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of his or her investment in the Company.

               (iii) The Optionee is able to bear the economic risk of holding such shares acquired pursuant to the exercise of this option for an indefinite period.

               (iv) The Optionee understands that (A) the shares acquired pursuant to the exercise of this option will not be registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (B) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (C) in any event, an exemption from registration under Rule 144 or otherwise under the Securities Act will not be available for at least two years and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register any shares acquired pursuant to the exercise of this option under the Securities Act.

               (v) The Optionee agrees that, if the Company offers any of its Common Stock for sale pursuant to a registration statement under the Securities Act, the Optionee will not, without the prior written consent of the Company, offer, sell, contract to sell or otherwise dispose of, directly or indirectly (a “Disposition”), any shares purchased upon exercise of this option for a period of ninety (90) days after the effective date of such registration statement.

By making payment upon exercise of this option, the Optionee shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 12.

          (b) Legends on Stock Certificate. All stock certificates representing shares of Common Stock issued to the Optionee upon exercise of this option shall have affixed thereto legends substantially in the following form, in addition to any other legends required by applicable state law:

“The securities represented hereby have not been registered under the securities act of 1933, as amended (the “securities’ act”), or any provincial or state securities laws, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of until either (1) a registration statement under the securities act and applicable provincial or state securities laws shall have become effective with regard thereto, or (2) an exemption from registration under the securities act or applicable provincial or state securities laws is available in connection with such offer, sale or transfer.”

“The shares of stock represented by this certificate are subject to certain restrictions on transfer contained in an Option Agreement, a copy of which will be furnished upon request by the issuer.”

     13. Miscellaneous.

          (a) Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.

          (b) All notices under this option shall be mailed or delivered by hand to (i) the Company at the address set forth below, (ii) the Optionee at the address set forth on the first page of this option, or (iii) at such other address as may be designated in writing by either of the parties to one another.

If to the Company:	MetaMorphix, Inc: 8510A
Corridor Road Savage,
Maryland 20763

Attn: President and CEO

          (c) This option shall be governed by and construed in accordance with the laws of

State of Delaware.

EXHIBIT C

MetaMorphix, Inc.

Non-Disclosure and Confidentiality Agreement

     THIS NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT (the “Agreement”) is made by and between THOMAS P. RUSSO (hereafter referred to as the “Employee”) and MetaMorphix, Inc., a Delaware corporation (hereafter referred to as the “Company”), is and shall be effective as of                     referred to as the “Effective Date”).

1. Company’s Business and Technology.

The Company and its affiliates (including, but not limited to, its subsidiary, MMI Genomics, Inc.) are engaged in the commercial development of Growth Factors, agonists and antagonists of growth factors, immunopharmaceuticals, genomics, proteomics, and related technology (hereafter referred to as the “Company’s Technology” or as the “Company’s Business”). The Company’s Technology includes, but is not limited to, the commercialization of proprietary proteins, genes, peptides, small molecules, antisense molecules and nucleic acids, antibodies, receptors and various protein and non-protein chemical entities which directly or indirectly affect the biology or pharmacology of a wide variety of organisms, including fish, warm blooded animals, and humans. The Company’s Business includes discovery research, bioinformatics, genetics, human and veterinary pharmaceutical development, veterinary medicine, agriculture, human and veterinarian diagnostics, research reagents, and other human and agricultural products and services.

2. Confidentiality.

2.1 The Employee acknowledges that in connection with the performance of his duties, the Company (and/or its affiliates) will be disclosing confidential and/or proprietary information to the Employee, including, but not limited to, confidential and closely held financial reports and information and commercially valuable technical and business information (“Confidential Information”). Confidential Information includes without limitation any technologies, methodologies, information or materials that the Employee develops or acquires knowledge of, or has access to, as a result of his employment with the Company. The Employee acknowledges that the Company’s Business is extremely competitive, which is dependent in part upon the maintenance of secrecy, and that any unauthorized disclosure of Confidential Information to any third party will result in serious harm to the Company and its affiliates.

2.2 The Employee covenants and agrees that the Confidential Information will be used only in connection with the duties and responsibilities of the Employee’s position, or any future position that the Employee may have with the Company, and that the Confidential Information will not be used in any other way, even if not envisioned by the Employee, to the detriment of the Company.

2.3 The Employee covenants and agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company, or to such parties as expressly directed by the Company’s management. The Employee will treat all such information as confidential and the sole property of the Company.

2.4 “Confidential. Information” does not include information which, in the judgment of the Chief Scientific Officer (or other management of the Company with equal authority), (a) was actually known to the Employee upon the commencement of his employment, other than by previous disclosure by the Company, as evidenced by written records at the time of such pre-employment disclosure; (b) is at the time of disclosure or later becomes publicly known (or generally known in the scientific or biotechnology community) under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the Employee by a third party who did not derive it from the Company and who imposes no obligation of confidence on the Employee; or (d) after the termination of Employee’s employment, developed by the Employee independent of any disclosure by the Company (and without reliance upon Confidential Information known to the then former employee), as clearly evidenced by written records.

2.5 Subject to Section 2.8 hereof, the Employee shall continue to be bound by the terms of the confidentiality provisions contained in this Section 2 during Employee’s employment and, subsequently, for a period of five (5) years after the termination of Employee’s employment with the Company.

2.6 The Employee recognizes that in the event of a breach by Employee of this Agreement, the damages and harm to the Company would be irreparable. Accordingly, Employee acknowledges that the Company would be entitled, among other available remedies, to seek and obtain injunctive relief.

2.7 If the Employee is requested or becomes compelled pursuant to a civil lawsuit or any criminal investigation, indictment, or proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information, the Employee will provide the Company with prompt written notice prior to such disclosure so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Employee will furnish only that portion of the Confidential Information that is legally required, and the Employee will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.

2.8 Notwithstanding anything in this Section 2 or in Section 3.1 to the contrary, (excluding, however, subsection 2.7 hereof) Employee may never disclose specific SNP sequences or other intentionally unpatented confidential scientific information, all of which are highly guarded, unpatented trade secrets.

3. Inventions, Trade Secrets, Intellectual Property and Business Information.

3.1 The Employee covenants and agrees to promptly and fully disclose in writing to the Company, or a designated representative of the Company, any invention, improvement, discovery, formula, technique, method, trade secret or other intellectual property, whether patentable or not, whether copyrightable or not (collectively “Invention(s)”) made, conceived, developed, or first reduced to practice by the Employee, either alone or jointly with others, while performing services as an employee of the Company, or relating to the Company’s Technology (as defined in Section 1) while performing services as an employee of the Company and/or while utilizing Company resources, or resources of Company’s affiliates and/or subsidiaries (including, but not limited to, Company facilities, Company equipment, or Company Confidential Information (as defined in Section 2.1, and subject to, Section 2.4), and/or facilities, equipment, Confidential Information of the Company’s affiliates and subsidiaries, and other employees of the Company, its affiliates or subsidiaries). The Employee is bound to this provision during Employee’s employment and, subsequently for a period of five (5) years following the termination of employment with the Company. The Employee will execute any legal documents necessary to perfect the assignment of such inventions or copyrights in any and all countries which the Company deems important to its business. The Employee appoints the Company as his agent and attorney-in-fact to execute and file any such document(s), to do all lawful acts necessary to apply for and obtain patents or copyrights, to sign as “Inventor”, and to enforce the Company’s rights under this section. All cost associated with such patents or copyrights will be at the Company’s own expense and the Employee will not be compensated for his time and other expenses for such efforts, other than Employee’s salary (if Employee is then employed by the Company).

3.2 The Employee acknowledges, covenants and agrees that all Inventions that the Employee must disclose to the Company pursuant to this Section shall be the, sole and exclusive property of the Company.

4. Confidentiality Obligations Imposed By Other Agreements.

4.1 In accordance with Section 11.3 of the December 1, 1994 Collaboration Agreement between the Company, The Johns Hopkins University (JHU), and

Genetics Institute, Inc. (GI), Employee (to the extent permitted, from time-to-time, by the Company) may have access to Confidential Information (as described therein) of JHU and GI and, accordingly, shall be bound by Sections 11.1, 11.2, and 11.4 of the Collaboration Agreement.

4.2 Employee, upon request, shall sign such other confidentiality, nondisclosure, and other such agreements, required by third parties (with whom the Company has a relationship).

5. Other Obligations.

The Employee represents that Employee is not bound by any agreement that prevents him/her from disclosing to the Company any information (as required hereunder) that the Employee is obligated to keep secret pursuant to any existing confidentiality agreement with a third party or consistent with his duties or obligations to such third party, and Employee further recognizes that nothing in this Agreement imposes any obligation on the Employee to the contrary.

6. No Conflict: Valid and Binding.

The Employee represents that to his knowledge, neither the execution of this Agreement, nor the performance of the Employee’s duties under this Agreement will result in a violation or breach of any other agreement by which the Employee is bound. Employee shall not enter into any agreement that would conflict with this Agreement. The Company’s rights under this Agreement may be assigned to any purchaser of all, substantially all, or a “business division” portion of the Company’s assets.

7. Severability.

If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

8. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

9. Miscellaneous.

9.1 This Agreement (together with the contemporaneous Employment Agreement) represents the “entire agreement” between Employee and the Company with respect to the matters set forth herein.

9.2 Nothing in this Agreement suggests any term of employment or that Employee’s employment is anything other than “at-will” employment.

9.3 The affiliates and subsidiaries of the Company shall be the intended third party beneficiaries of the Company’s rights under this Agreement (including, but not limited to, the Company’s right to enforce its rights against Employee).

IN WITNESS WHEREOF, the parties have executed this Non-Disclosure and Confidentiality Agreement as of the above -indicated Effective Date.

Employee		MetaMorphix

/s/ Thomas Russo	By	/s/ Edwin C. Quattlebaum, Ph.D.
Thomas P. Russo		Edwin C. Quattlebaum, Ph.D. President and CEO May 2004

May 31, 2004